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                              PHOTON DYNAMIC, INC.

                             KEY EMPLOYEE AGREEMENT
                                      FOR
                                 RICHARD AMTOWER

        Photon Dynamics, Inc., a California corporation (the "Company") agrees with you as follows:

        1.  POSITION AND RESPONSIBILITIES.

            1.1 The Company will employ you and you shall serve in a capacity as President of CR Technology, a wholly owned subsidiary of the Company, and perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment.

            1.2 Subject to Section 4 below, you will, to the best of your ability, devote your time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. You will report to the Chief Executive Officer of the Company.

            1.3 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business, except to the extent that such rules and regulations may be inconsistent with your executive position.

        2.  TERM OF EMPLOYMENT; TERMINATION.

            2.1 The effective date of this Agreement shall be the Closing Date as defined in Paragraph 1.3 of the Agreement and Plan of Merger and Reorganization between Photon Dynamics, Inc. and CR Technology, Inc.

            2.2 You understand and acknowledge that this Agreement is not for any definite period of employment and that the Company has the right to terminate your employment at any time, with or without cause.

            2.3 You may be terminated for cause if, in the reasonable determination of the Company, you are convicted of any felony or of any crime involving moral turpitude, or participate in any fraud against the Company, or willfully breach your duties to the Company, or wrongfully disclose any trade secrets or other confidential information of the Company, or materially breach Section 4 of this Agreement or any material provision of the Employee Proprietary Information Agreement, between you and the Company (the "Proprietary Information Agreement") or certain violations of policies included in the Company's employee handbook. Any resignation by you for Good Reason (as defined in Appendix I) shall be deemed to be a termination by the Company without cause.

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        3. COMPENSATION AND BENEFITS:

            3.1 The Company shall pay to you for the services to be rendered hereunder a base salary at an annual rate of $180,000 payable in accordance with the Company's usual payroll procedures. As an additional incentive, the Company's management will recommend to the Company's Board of Directors that you be given an option to buy 80,000 shares of Photon Dynamics common stock. The options would vest monthly over a 50 month period and are subject to the approval by the Company's Board of Directors.

            3.2 If you are terminated without cause pursuant to Section 2.2, the Company shall continue to pay your salary as provided in 3.1 above for a period of one year following any such termination and shall maintain for your benefit during such period all benefits, including, without limitation, all insurance and medical benefits at levels no lower than those in effect immediately prior to such termination.

            3.3 In addition, you shall be entitled to an incentive bonus under the Company's incentive bonus program of between 12.5% to 37.5% of your base salary (target incentive bonus is 25% of your base salary) depending on your performance against plan objectives. For the first year of combined operations, 20% of the incentive bonus will be based on performance against plan objectives for the Company and 80% of the incentive bonus will be based on performance against plan objectives for CR Technology.

            3.4 Upon your furnishing to the Company customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by you in the performance of your services and duties hereunder and containing sufficient information to establish the amount, date, place and essential character of the expenditure, you shall be reimbursed for such costs and expenses in accordance with the Company's reimbursement policy.

            3.5 As long as this Agreement is in effect, you shall be entitled to benefits consistent with the Company's standard practice for its employees as defined in the Company's employee handbook.

            3.6 As long as this Agreement is in effect, you shall be entitled to a car allowance of $8,000 per year.

        4. OTHER ACTIVITIES DURING EMPLOYMENT.

            4.1 Except with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

            4.2 Except as permitted by the Noncompetition Agreement dated as of the date hereof to which you are a party, you will not acquire, assume or participate in, directly or

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indirectly, any position, investment or interest known by you to be a conflict of interest with the Company, its business or prospects, financial or otherwise.

        5.  FORMER EMPLOYMENT.

            5.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. You represent and warrant that you do not possess confidential information arising out of prior employment which, in your best judgment, would be utilized in connection with your employment by the Company, except in accordance with agreements between your former employer and the Company.

            5.2 Should you find that confidential information belonging to any former employer might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers (except in accordance with agreements between the Company and any such former employer); but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.

        6. PROPRIETARY INFORMATION AND INVENTIONS. You agree to be bound by the provisions of the Proprietary Information Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information Agreement would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        7. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or by you.

        8. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        9. NOTICES. Any notice which the Company is required or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office

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as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

       10. WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

       11. COMPLETE AGREEMENT; AMENDMENTS. The foregoing, together with the Proprietary Information Agreement, is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

       12. HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

       13. ATTORNEY FEES. If either party hereto brings any action to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

       14. You will be entitled to the same indemnity provision as other officers.

                                        Photon Dynamics, Inc.



                                        By:  /s/ Richard Dissly
                                           ------------------------------
                                        Date: November 30, 1999
                                             ----------------------------

Accepted and agreed this
30th day of November, 1999.



/s/ Richard Amtower
---------------------------------
Richard Amtower


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                                  APPENDIX I

                            ADDITIONAL DEFINITIONS

       For purposes of this Agreement, the following additional capitalized terms shall have the respective definitions set forth below:

       GOOD REASON. The term "GOOD REASON" as used in this Agreement shall mean any of the following:

             (a) the assignment to you of duties substantially inconsistent with your position, duties, responsibilities or status with the Company; a substantial change in your titles or offices; any removal of you from or any failure to reelect you to any of your positions as an officer, except in connection with the termination of your employment for disability; retirement; death; or by you other than for Good Reason;

             (b) a reduction by the Company in your base salary as in effect on the date hereof or as it may be increased from time to time during the term of this Agreement;

             (c) any failure by the Company to provide benefits in accordance with the Company's employee handbook;

             (d) any action by the Company which would require you to be relocated more than 5 miles from Laguna Niguel, California;

             (e) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company;


       PROVIDED, HOWEVER, that any of the foregoing actions shall not be considered to be Good Reason if such action is undertaken by the Company as a termination for cause.

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